Meridian Interstate Bancorp, Inc., Reports Results for the Three Months and Year Ended December 31, 2009

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
January 29, 2010

Boston, Massachusetts - Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $2.0 million or $.09 per share (basic and diluted), for the quarter ended December 31, 2009, compared to a net loss of $1.7 million, or $.08 per share (basic and diluted) for the quarter ended December 31, 2008.  The Company recorded net income of $3.8 million or $.17 per share (basic and diluted) for the year ended December 31, 2009, compared to a net loss of $2.1 million for the year ended December 31, 2008.  Earnings per share information is not applicable for the year ended December 31, 2008, as shares were not outstanding for the entire period.

Notable items include the following:

•	The total loan portfolio increased by $111.5 million, or 15.7% from December 31, 2008.
•	Deposits increased by $125.6 million, or 15.8% from December 31, 2008.
•	The net interest margin improved for the seventh consecutive quarter, increasing from 3.35% for the quarter ended September 30, 2009 to 3.73% for the quarter ended December 31, 2009.
•	The efficiency ratio decreased from 96.13% for the quarter ended December 31, 2008 to 55.40% for the quarter ended December 31, 2009.
•
The Company completed its acquisition of Mt. Washington Bank (“Mt. Washington”) on January 4, 2010, acquiring seven offices in Suffolk County, Massachusetts.  Mt. Washington will retain its name, operating as a division of East Boston Savings Bank.

Richard J. Gavegnano, Chairman and Chief Executive Officer of the Company, noted, “The Company continues to enhance net interest income by maintaining stable loan yields while benefiting from a decreased cost of funds.  Loan and deposit growth were strong in 2009, as the Bank continued to capture relationships from customers disaffected by larger institutions.  Senior management has focused diligently on the bottom line, as is evidenced by the significant improvement in the Bank’s fourth quarter efficiency ratio.  I expect our positive momentum to continue and am excited about the future of the Bank, while remaining cautiously optimistic that the economy will improve in 2010.”

Gavegnano added, “With the completion of the Mt. Washington Bank transaction, the Company was able to capitalize on a significant opportunity to expand our footprint into Suffolk County.  We have hired new lenders for Mt. Washington in anticipation of increased lending activity, and intend to devote resources for a marketing campaign to make our Mt. Washington Division the lender and bank of choice in the South Boston, Dorchester and Jamaica Plain neighborhoods.”

Net Interest Income

•	Net interest income for the quarter ended December 31, 2009 was $10.6 million, an increase of $3.3 million, or 45.0%, from the quarter ended December 31, 2008.
•
Interest and fees on loans increased from $10.3 million to $11.9 million, or 15.0%, as a result of higher average loan balances, which increased from $675.1 million to $808.4 million for the quarters ended December 31, 2008 and 2009, respectively.

•
Interest expense on deposits decreased by $1.9 million, or 33.2%, from $5.7 million to $3.8 million, as the average cost of deposits decreased from 3.01% to 1.74% for the quarters ended December 31, 2008 and 2009, respectively.

•
For the year ended December 31, 2009, net interest income increased by $10.4 million, or 40.3%, to $36.3 million.  The Company incurred lower interest expense on deposits, which decreased by $6.7 million, or 26.6%, from $25.0 million to $18.4 million.  Average loan balances increased from $622.0 million to $768.3 million, resulting in an increase in interest and fees on loans of $6.3 million.

Non-interest Income

•
The Company recorded $132,000 in gains on sale of securities during the fourth quarter of 2009, compared to losses of $659,000 in the 2008 comparable quarter.  In the fourth quarter of 2009, the Company sold two bonds at a loss of $1.0 million when the issuer declared bankruptcy.  In addition, the Company sold equity securities at a gain of $1.1 million during the 2009 quarter, capturing gains from improvement in the market valuation of the common stock portfolio.

•
The Company recorded equity income on its investment in affiliate bank of $537,000 in the fourth quarter of 2009, compared to a loss of $73,000 in the fourth quarter of 2008.  The affiliate, Hampshire First Bank, was established in 2006, and currently has three branches in southern New Hampshire.

•
Customer service fees increased by $174,000, or 24.1%, when comparing the quarters ended December 31, 2008 and 2009,as a result of increased fee-based transactions and growth in transaction accounts, due in part to the opening of de novo branches in the past two years.

•
Non-interest income for the year ended December 31, 2009 was $5.3 million, compared to $8.4 million for the year ended December 31, 2008.  The Company recorded a loss on securities determined to be other than temporarily impaired of $429,000 and a loss on sale of securities of $158,000 in 2009, compared to a net gain on sale of securities of $4.4 million in 2008.

•	The Company recorded a gain on sale of loans of $560,000 in 2009, compared to $39,000 in 2008, as saleable residential loan origination volume increased in 2009 due to lower rates.
•
The Company recorded equity income on its investment in affiliate bank of $629,000 in 2009, compared to a loss of $396,000 recorded for 2008, as the de novo bank continued to grow, increasing net interest income while maintaining expense levels.

Provision for Loan Losses

•
The Company’s loan loss provision was $2.3 million and $4.1 million for the quarter and year ended December 31, 2009, compared to $2.9 million and $5.6 million for the same periods in 2008.  The decrease was due primarily to lower specific reserves required for impaired loans in 2009 versus 2008.

Non-interest Expense

•	Non-interest expenses decreased $341,000, or 4.6%, from $7.4 million to $7.0 million for the quarters ended December 31, 2008, and 2009, respectively.
•	Salaries and benefits expense increased $342,000, or 8.8% to $4.2 million for the quarter ended December 31, 2009, mainly as a result of higher benefit and incentive expenses.
•
Foreclosed real estate expense decreased by $720,000.  In the fourth quarter of 2009, the Company recorded a net gain on sale of foreclosed real estate.  In the fourth quarter of 2008, the Company recorded valuation allowances on foreclosed real estate of $475,000, with no allowances recorded in the fourth quarter of 2009.

•
Professional service fees decreased $276,000, or 37.4% primarily as a result of reduced legal expenses and lower consulting fees incurred in 2009.  In 2008, the Company incurred consulting fees to initially adopt a program to complete its reporting requirements under the provisions of Sarbanes Oxley.

•
Deposit insurance expense increased by $241,000, to $366,000 for the three months ended December 31, 2009 compared to the comparable 2008 period, due to deposit growth and increased rates levied on all FDIC insured institutions.

•
Other general and administrative expense increased by $108,000, or 21.1% when comparing the quarters ended December 31, 2008 and 2009 mainly as a result of expenses related to the Company’s acquisition of Mt. Washington Bank.

•	Non-interest expense was $31.6 million and $32.0 million for the year ended December 31, 2009 and 2008, respectively.
•	Salary and employee benefit expenses increased $1.0 million, or 5.9%, to $18.7 million, for the year ended December 31, 2009, as a result of expenses relating to the Company’s equity incentive plans.
•
In the first quarter of 2008, the Company made a pre-tax $3.0 million contribution to the Company’s charitable foundation in conjunction with its stock offering and no such contribution was made in 2009.

•
Deposit insurance expense increased by $1.4 million, to $1.9 million in 2009, due to deposit growth and increased rates levied on all FDIC insured institutions, including a $502,000 special assessment.

•	Foreclosed real estate expense decreased to $373,000 from $675,000, due mainly to lower valuation allowances recorded in 2009, and a net gain on sale of foreclosed real estate recorded in 2009.
•	Other general and administrative expense increased by $527,000, or 26.2% primarily as a result of expenses related to the Company’s acquisition of Mt. Washington Bank.

Securities

•
Securities available for sale increased by $40.8 million, or 16.2%, from December 31, 2008, as the Company invested excess cash from deposit growth in agency mortgage-backed securities and corporate bonds.

Loans

•
Loan demand remained strong in 2009.  The Bank has been able to capitalize on reduced lending by some larger competitors in the commercial real estate and multi-family market.  For the year ended December 31, 2009 multi-family loans increased by $22.2 million, or 71.1%, and the commercial real estate portfolio increased by $81.2 million, or 30.1%.

Credit Quality

•
The allowance for loan losses was $9.2 million, or 1.12% of total loans outstanding as of December 31, 2009, as compared to $6.9 million, or 0.97% of total loans outstanding as of December 31, 2008.   The increase in the balance of the allowance for loan losses is due to growth in the loan portfolio and management’s ongoing analysis of loan loss factors.  Such factors include internal loan review classifications reflecting loan relationships deemed by the Company to be impaired, historical loss experience, changes in portfolio size and composition, current economic conditions and changes in delinquent and impaired loans.

•
The percentage of non-performing assets to total assets was 2.03% at December 31, 2009, compared to 1.58% at December 31, 2008.  Non-performing assets, which totaled $24.6 million at December 31, 2009, included foreclosed real estate of $2.9 million, $9.2 million of construction loans, $7.4 million of commercial real estate loans and $4.1 million of residential mortgage loans, and $987,000 million of other loans.

Mr. Gavegnano noted that “Ongoing weakness in the economy affected some commercial real estate and construction borrowers in the current quarter.  The Bank continues to carefully review and assess these portfolios, which remain stable despite some increase to the levels of non-performing assets.”

Deposits
•
Deposits increased by $125.6 million, or 15.8%, from December 31, 2008, with increases in all deposit types.  In 2009, marketing efforts emphasized the safety provided by the Bank’s full deposit insurance coverage and the range of our products, which provide customers an alternative to larger competitors.

•
The Company successfully established an online deposit account-opening website during 2009, which contributed to an increase in money market account balances of $74.1 million, or 42.9%, to $247.0 million at December 31, 2009.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,”  “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties.  Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission.  Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(Dollars in thousands)	2009	2008
ASSETS
Cash and due from banks	$9,010	$10,354
Federal funds sold	10,956	9,911
Total cash and cash equivalents	19,966	20,265

Certificates of deposit - affiliate bank	3,000	7,000
Securities available for sale, at fair value	293,367	252,529
Federal Home Loan Bank stock, at cost	4,605	4,303

Loans held for sale	955	-
Loans	822,542	711,016
Less allowance for loan losses	(9,242)	(6,912)
Loans, net	813,300	704,104

Bank-owned life insurance	23,721	22,831
Foreclosed real estate, net	2,869	2,604
Investment in affiliate bank	11,005	10,376
Premises and equipment, net	23,195	22,710
Accrued interest receivable	6,231	6,036
Prepaid deposit insurance	5,114	-
Deferred tax asset, net	1,523	10,057
Other assets	2,535	2,537
Total assets	$1,211,386	$1,065,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing	$63,606	$55,216
Interest-bearing	858,869	741,636
Total deposits	922,475	796,852

Short-term borrowings - affiliate bank	3,102	7,811
Short-term borrowings - other	22,108	-
Long-term debt	50,200	57,675
Accrued expenses and other liabilities	13,086	13,174
Total liabilities	1,010,971	875,512

Stockholders' equity:
Common stock, no par value 50,000,000 shares
authorized; 23,000,000 shares issued
at December 31, 2009 and December 31, 2008, respectively	-	-
Additional paid-in capital	100,972	100,684
Retained earnings	109,189	105,426
Accumulated other comprehensive income (loss)	5,583	(6,205)
Treasury stock	(4,535)	-
Unearned compensation - ESOP, 745,200 and 786,600
shares at December 31, 2009 and 2008, respectively	(7,452)	(7,866)
Unearned compensation - restricted shares, 383,935 and
250,000 shares at December 31, 2009 and 2008, respectively	(3,342)	(2,199)
Total stockholders' equity	200,415	189,840
Total liabilities and stockholders' equity	$1,211,386	$1,065,352

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$11,879	$10,326	$45,050	$38,781
Interest on debt securities	2,750	2,541	10,432	10,460
Dividends on equity securities	227	552	1,071	1,816
Interest on certificates of deposit	17	59	89	157
Interest on federal funds sold	2	43	25	1,683
Total interest and dividend income	14,875	13,521	56,667	52,897

Interest expense:
Interest on deposits	3,781	5,658	18,386	25,040
Interest on short-term borrowings	14	17	61	132
Interest on long-term debt	444	509	1,945	1,872
Total interest expense	4,239	6,184	20,392	27,044

Net interest income	10,636	7,337	36,275	25,853
Provision for loan losses	2,274	2,907	4,082	5,638
Net interest income, after provision
for loan losses	8,362	4,430	32,193	20,215

Non-interest income:
Customer service fees	897	723	3,219	2,796
Loan fees	147	122	584	673
Gain on sales of loans, net	136	22	560	39
Other-than-temporary impairment losses on securities	-	-	(429)	-
Gain (loss) on sales of securities, net	132	(659)	(158)	4,433
Income from bank-owned life insurance	220	204	890	828
Equity income (loss) on investment in affiliate bank	537	(73)	629	(396)
Total non-interest income	2,069	339	5,295	8,373

Non-interest expenses:
Salaries and employee benefits	4,227	3,885	18,726	17,678
Occupancy and equipment	741	717	3,056	2,915
Data processing	434	419	1,752	1,662
Marketing and advertising	307	382	1,241	1,214
Professional services	462	738	1,997	2,300
Contribution to the Meridian
Charitable Foundation	-	-	-	3,000
Foreclosed real estate expense, net	(120)	600	373	675
Deposit insurance	366	125	1,879	507
Other general and administrative	621	513	2,542	2,015
Total non-interest expenses	7,038	7,379	31,566	31,966

Income (loss) before income taxes	3,393	(2,610)	5,922	(3,378)

Provision (benefit) for income taxes	1,372	(896)	2,159	(1,270)

Net income (loss)	$2,021	$(1,714)	$3,763	$(2,108)

Income (loss) per share:
Basic	$0.09	$(0.08)	$0.17	N/A
Diluted	$0.09	$(0.08)	$0.17	N/A

Weighted Average Shares:
Basic	21,680,522	22,279,193	21,820,860	N/A
Diluted	21,681,281	22,279,193	21,821,038	N/A

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For The Three Months Ended December 31,
	2009			2008
(Dollars in thousands)	Average Balance	Interest Earned/Paid	Yield/ Cost (4)	Average Balance	Interest Earned/Paid	Yield/ Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$808,361	$11,879	5.83%	$675,091	$10,326	6.09%
Securities and certificates of deposit	306,030	2,994	3.88	286,234	3,152	4.38
Other interest-earning assets	15,759	2	0.05	21,403	43	0.80
Total interest-earning assets	1,130,150	14,875	5.22	982,728	13,521	5.47

Noninterest-earning assets	73,519			86,909
Total assets	$1,203,669			$1,069,637

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$38,890	19	0.19%	$40,827	65	0.63%
Money market deposits	246,875	771	1.24	164,945	1,052	2.54
Savings and other deposits	130,435	198	0.60	121,625	340	1.11
Certificates of deposit	444,734	2,793	2.49	419,443	4,201	3.98
Total interest-bearing deposits	860,934	3,781	1.74	746,840	5,658	3.01

FHLB advances and other borrowings	68,981	458	2.63	63,102	526	3.32

Total interest-bearing liabilities	929,915	4,239	1.81	809,942	6,184	3.04

Noninterest-bearing demand deposits	63,637			56,566
Other noninterest-bearing liabilities	9,533			11,252
Total liabilities	1,003,085			877,760

Total stockholders' equity	200,584			191,877
Total liabilities and stockholders' equity	$1,203,669			$1,069,637

Net interest income		$10,636			$7,337
Interest rate spread (2)			3.41%			2.43%
Net interest margin (3)			3.73%			2.97%
Average interest-earning assets to average interest-bearing liabilities		121.53%			121.33%

(1) Loans on non accrual status are included in average balances.

(2) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

(4) Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For The Year Ended December 31,
	2009			2008
(Dollars in thousands)	Average Balance	Interest Earned/Paid	Yield/ Cost	Average Balance	Interest Earned/Paid	Yield/ Cost
Assets:
Interest-earning assets:
Loans (1)	$768,278	$45,050	5.86%	$621,985	$38,781	6.24%
Securities and certificates of deposit	291,372	11,592	3.98	297,645	12,433	4.18
Other interest-earning assets	25,883	25	0.10	69,275	1,683	2.43
Total interest-earning assets	1,085,533	56,667	5.22	988,905	52,897	5.35

Noninterest-earning assets	78,776			79,250
Total assets	$1,164,309			$1,068,155

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW deposits	$37,838	128	0.34	$39,351	301	0.76
Money market deposits	231,248	3,956	1.71	149,827	4,019	2.68
Savings and other deposits	127,621	1,026	0.80	127,250	1,445	1.14
Certificates of deposit	436,341	13,276	3.04	437,183	19,275	4.41
Total interest-bearing deposits	833,048	18,386	2.21	753,611	25,040	3.32

FHLB advances and other borrowings	65,884	2,006	3.04	55,882	2,004	3.59

Total interest-bearing liabilities	898,932	20,392	2.27	809,493	27,044	3.34

Noninterest-bearing demand deposits	61,342			54,503
Other noninterest-bearing liabilities	10,149			10,070
Total liabilities	970,423			874,066

Total stockholders' equity	193,886			194,089
Total liabilities and stockholders' equity	$1,164,309			$1,068,155

Net interest income		$36,275			$25,853
Interest rate spread (2)			2.95%			2.01%
Net interest margin (3)			3.34%			2.61%
Average interest-earning assets to average interest-bearing liabilities		120.76%			122.16%

(1) Loans on non accrual status are included in average balances.

(2) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Financial Ratios
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008		2009	2008
Key Performance Ratios
Return on average assets (4)	0.67%	(0.64	) %	0.32%	(0.20	) %
Return on average equity (4)	4.03	(3.57)		1.94	(1.09)
Interest rate spread (1) (4)	3.41	2.43		2.95	2.01
Net interest margin (2) (4)	3.73	2.97		3.34	2.61
Noninterest expense to average assets (4)	2.34	2.76		2.71	2.99
Efficiency ratio (3)	55.40	96.13		75.93	93.40
Average interest-earning assets to
average interest-bearing liabilities	121.53	121.33		120.76	122.16

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) The efficiency ratio represents non-interest expense, divided by the sum of net interest income plus non-interest income.

(4) Annualized for the quarterly data.

	At	At
	December 31,	December 31,
	2009	2008
Asset Quality Ratios
Allowance for loan losses/total loans	1.12%	0.97%
Allowance for loan losses/nonperforming loans	42.59	48.57

Non-performing loans/total loans	2.63	2.00
Non-performing loans/total assets	1.79	1.34
Non-performing assets /total assets	2.03	1.58